Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated as of April 27, 2016 is made by and between Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), and Memorial Resource Development Corp., a Delaware corporation (“MRD”). Each of the foregoing shall be referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 14, 2011 (the “Partnership Agreement”). Memorial Production Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), is party to this Agreement for the limited purposes set forth in ARTICLE VIII, Section 9.4 and Section 10.1. Each of Memorial Production Operating LLC, a Delaware limited liability company (“MEMP Operating”), Beta Operating Company, LLC, a Delaware limited liability company (“Beta”), and MEMP Services LLC, a Delaware limited liability company (“Services”), is a party to this Agreement for the limited purposes set forth in Section 10.1.

RECITALS

WHEREAS, MRD owns 100% of the Class A Membership Interest (as defined in the Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of June 18, 2014 (the “General Partner LLC Agreement”)), which constitutes all of the limited liability company interests in the General Partner (the “GP LLC Interest”), and MRD is the sole member of the General Partner;

WHEREAS, the General Partner is the general partner of the Partnership and holds (i) the General Partner Interest, which entitles the General Partner to an approximate 0.1% Percentage Interest in the Partnership (the “General Partner Interest”), and (ii) 50% of the Incentive Distribution Rights (the “GP IDRs”);

WHEREAS, MRD has agreed to sell, and the Partnership has agreed to purchase, the GP LLC Interest on the terms and conditions set forth herein;

WHEREAS, immediately prior to the closing of transactions contemplated by this Agreement (the “Closing”), MRD shall assign and transfer to the Partnership (i) 100% of the limited liability company interest (the “Beta Interest”) in Beta, and (ii) 100% of the limited liability company interest (the “Services Interest” and, together with the Beta Interest, the “LLC Interests”) in Services (together with Beta, the “LLCs”), each pursuant to that certain Assignment and Assumption Agreement substantially in the form of Exhibit A (the “LLCs Assignment”), pursuant to which the Partnership shall become the sole member of each LLC;

WHEREAS, immediately prior to the Closing, NGP MEMP IDR Holdco LLC, a Texas limited liability company (“NGP”), shall assign and transfer to the Partnership all of the Incentive Distribution Rights held by NGP (the “IDR Assignment”);

WHEREAS, immediately prior to the Closing, MRD shall execute an amendment to the General Partner LLC Agreement substantially in the form of Exhibit B (the “General Partner LLC Agreement Amendment”);

WHEREAS, contemporaneously with the Closing, the General Partner shall execute the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Second Amended and Restated Partnership Agreement”) which shall, among other things, convert the General Partner Interest into a non-economic general partner interest in the Partnership and cancel the Incentive Distribution Rights;

WHEREAS, contemporaneously with the Closing, the Partnership shall execute the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner;

WHEREAS, contemporaneously with the Closing, MRD and the Partnership shall enter into that certain Transition Services Agreement substantially in the form of Exhibit C (the “Transition Services Agreement” and, together with the GP LLC Interest Assignment (as defined in Section 1.4(a)), the LLCs Assignment and this Agreement, the “Transaction Agreements”), and the transactions contemplated by the Transaction Agreements are sometimes referred to herein as the “Transactions”;

WHEREAS, the Conflicts Committee (the “Partnership Conflicts Committee”) of the Board of Directors (the “Partnership Board”) of the General Partner has determined that the Transaction Agreements and the Transactions are in the best interests of the Partnership Group (as defined in the Partnership Agreement) and the holders of Common Units that are not affiliated with the General Partner, MRD and their affiliates and has approved the Transaction Agreements and the matters contemplated hereby and thereby, which approval by the Partnership Conflicts Committee constitutes “Special Approval” for the purposes of the Partnership Agreement;

WHEREAS, the Partnership Board has determined that the Transaction Agreements and the Transactions are in the best interests of the Partnership Group and the limited partners of the Partnership and has approved the Transaction Agreements and the matters contemplated hereby and thereby;

WHEREAS, the Conflicts Committee (the “MRD Conflicts Committee”) of the Board of Directors of MRD has determined that the Transaction Agreements and the Transactions are in the best interests of MRD and the holders of publicly traded common stock of MRD in their capacity as such (other than MRD Holdco LLC and its affiliates) and has approved the Transaction Agreements and the matters contemplated hereby and thereby.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows.

ARTICLE I

THE TRANSACTIONS

1.1     Sale of the General Partner Interest to the Partnership. At the Closing and upon the terms and subject to the conditions of this Agreement, MRD shall sell, assign, transfer, and deliver the GP LLC Interest to the Partnership, and the Partnership shall accept such GP LLC Interest, agree to be bound by the terms of the General Partner LLC Agreement and shall be admitted as a member of the General Partner notwithstanding any provision of the General Partner LLC Agreement to the contrary.

1.2     Closing. The Closing shall take place at the offices Akin, Gump, Strauss, Hauer & Feld, LLP, whose address is 1111 Louisiana, 44th Floor, Houston, TX 77002, at 10:00 a.m. Houston, Texas time on the later of (a) June 1, 2016, (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) and (c) such other date as MRD and the Partnership may mutually determine (the “Closing Date”).

1.3     Payment and Allocation of Purchase Price. At the Closing, the Partnership shall pay $750,000 (the “Purchase Price”) to MRD as consideration for the GP LLC Interest. The Purchase Price shall be allocated among the assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). The Allocation shall be delivered by the Partnership to MRD within 60 days after the Closing Date for MRD’s approval, which approval shall not be unreasonably withheld. The Partnership and MRD shall work in good faith to resolve any disputes relating to the Allocation. The Partnership and MRD shall file all Tax Returns (as defined in Section 3.3(g)) (including, but not limited to, IRS Form 8594) consistent with the Allocation. Neither the Partnership nor MRD shall take any Tax (as defined in Section 3.3(g)) position inconsistent with such Allocation and neither Partnership nor MRD shall agree to any proposed adjustment to the Allocation by any taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent the Partnership or MRD from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither the Partnership nor MRD shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

1.4     MRD’s Deliveries at the Closing. At the Closing, MRD shall deliver to the Partnership:

(a)     the Assignment and Assumption Agreement substantially in the form of Exhibit D (the “GP LLC Interest Assignment”), duly executed by MRD;

(b)     the Transition Services Agreement, duly executed by MRD; and

(c)     an officer’s certificate, substantially in the form of Exhibit E, duly executed on behalf of MRD.

1.5     Partnership’s Deliveries at the Closing. At the Closing, the Partnership shall deliver to MRD:

(a)     the Purchase Price;

(b)     the March 2016 Omnibus Amount (as defined in Section 8.1(a));

(c)     the GP LLC Interest Assignment, duly executed by the Partnership;

(d)     the Transition Services Agreement, duly executed by the Partnership; and

(e)     an officer’s certificate, substantially in the form of Exhibit F, duly executed on behalf of the Partnership.

1.6     Continuation of the General Partner. As a result of the sale, assignment, transfer and delivery set forth in Section 1.1, the GP LLC Interest Assignment, the IDR Assignment, and the execution of the Second Amended and Restated Partnership Agreement, (a) MRD shall cease to be a member of the General Partner and accordingly shall have no further rights or powers as a member of the General Partner, (b) the General Partner Interest shall become a non-economic general partner interest in the Partnership, (c) all of the Incentive Distributions Rights shall be cancelled, and (d) the Partnership shall be admitted to the General Partner as the sole member of the General Partner. The Parties agree that none of the Transactions shall dissolve the General Partner, and that the General Partner shall be continued without dissolution. Any provision of the General Partner LLC Agreement that is inconsistent with this Agreement is hereby amended to permit the matters contemplated hereby.

ARTICLE II

FURTHER ASSURANCES

2.1     Asset Allocation. MRD and the Partnership agree as follows:

(a)     For purposes of this Agreement, the term “MRD Entities” means MRD and its subsidiaries (and (i) where the context refers to a time prior to the Closing, “MRD Entities” includes the LLCs and the General Partner, and (ii) where the context refers to any time after the Closing, “MRD Entities” excludes the LLCs and the General Partner), and the term “Partnership Entities” means the Partnership and its subsidiaries (and (i) where the context refers to a time prior to the Closing, “Partnership Entities” excludes the LLCs and the General Partner, and (ii) where the context refers to any time after the Closing, “Partnership Entities” includes the LLCs and the General Partner);

(b)     MRD and certain of its affiliates provide services to the General Partner and the Partnership Entities pursuant to the Partnership Agreement and the Omnibus Agreement dated as of December 14, 2011 (the “Omnibus Agreement”) among the Partnership, the General Partner, and MRD;

(c)     Their mutual intent is that any assets owned by any MRD Entity before the date hereof directly relating to the ownership and/or operation of the assets and properties owned by the Partnership are to have been transferred to the Partnership as a result of this Agreement;

(d)     Their mutual intent is that (except as expressly set forth to the contrary in this Agreement) any obligations and/or liabilities directly relating to the ownership and/or operation of the business of, or the properties owned by, the Partnership are to have been transferred to the Partnership as a result of this Agreement; and

(e)     They mutually believe that the matters set forth on Exhibit G accomplish (or, to the extent not accomplished as of the date hereof, will accomplish) their mutual intents set forth in Sections 2.1(c) and (d).

2.2     Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to (i) assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) vest in the applicable Parties and their respective successors and permitted assigns beneficial and record title to the interests sold and assigned by this Agreement or intended so to be, (iii) assure that the applicable Parties assume all of the rights and obligations intended to be assumed pursuant to this Agreement and (iv) carry out the purposes and intent of this Agreement, including the statements of mutual intent set forth in Section 2.1.

2.3     Assistance and Records. MRD and the Partnership both acknowledge that the other Party and its affiliates may be required to include financial statements and other financial information relating to them or their historical assets and/or operations (“SEC Financial Statements”) in documents filed with the Securities and Exchange Commission by either of them and/or their respective affiliates pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, and that such SEC Financial Statements may be required to be audited. In that regard, each of MRD and the Partnership hereby covenants and agrees (i) to provide reasonable and customary assistance to the other in connection with the preparation of the SEC Financial Statements, (ii) to provide the other reasonable access to such records (to the extent such Party has such information) and personnel of such Party as such other Party may reasonably request to enable such other Party, and its representatives and accountants, at such other Party’s sole cost and expense, to prepare and have audited such SEC Financial Statements, (iii) to maintain such records materially consistent with such Party’s existing practices for a period of four years, and (iv) to maintain electronic back-up data of such records materially consistent with such Party’s existing practices for a period of seven years. Notwithstanding anything to the contrary herein, each Party shall provide the other Party and its independent accountants with access to any and all existing financial information, books, records, and documents in its possession that relate to the SEC Financial Statements (subject to any privilege or confidentiality obligations) relevant to the periods being audited. In addition, each of MRD and the Partnership hereby covenants and agrees to provide reasonable and customary assistance to the other in connection with the preparation of any tax returns for a period of four years. The requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses incurred by such other Party in providing such assistance and access.

ARTICLE III

MRD REPRESENTATIONS AND WARRANTIES

MRD hereby represents and warrants to the Partnership that the statements in this ARTICLE III are true and correct.

3.1     Due Formation; Authority; Enforceability.

(a)     Each of MRD, the General Partner, and the LLCs (each, a “MRD Party”) has been duly formed and is validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the State of Delaware with all corporate or limited liability company power and authority, as applicable, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except, in the case of MRD, where the failure to have such power and authority would not have a material adverse effect on the ability of MRD to consummate the Transactions. Each MRD Party is duly qualified and in good standing to do business as a foreign corporation or limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except, in the case of MRD, such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of MRD to consummate the Transactions.

(b)     Each MRD Party has the legal capacity and authority to execute and deliver each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)     Each Transaction Agreement has been duly executed and delivered by each MRD Party that is a party thereto, and, assuming the due authorization, execution and delivery hereof or thereof by the other parties hereto and thereto, each Transaction Agreement constitutes the legal, valid and binding obligation of each MRD Party that is a party thereto, enforceable against each MRD Party that is a party thereto in accordance with its respective terms, except as enforcement of any Transaction Agreement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law).

3.2     Absence of Conflicts; Consents.

(a)     Except as indicated in Schedule A, the execution and delivery of each Transaction Agreement by each MRD Party that is a party thereto does not, and the consummation of the Transactions and the compliance by such MRD Party with any of the provisions hereof and thereof does not and will not, (i) conflict with or violate, or constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a lien on any of the properties or assets of any MRD Entity, with respect to any contract or other obligation to which any MRD Entity is party or by which any MRD Entity or any MRD Entity’s respective assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or liens that would not reasonably be expected to have a material adverse effect on the ability of MRD to perform its obligations under any Transaction Agreement or the business of the General Partner and the LLCs, taken as a whole, or (ii) conflict with or violate in any material respect any law, rule, regulation, proceeding or judgment applicable to or binding on any MRD Entity or by which any MRD Entity’s respective assets or properties is bound or subject.

(b)     Except as indicated in Schedule A, the execution and delivery of the Transaction Agreements by each MRD Party that is a party thereto does not, and consummation of the Transactions and the compliance by each MRD Party that is a party thereto with any of the provisions hereof or thereof does not and will not, require any MRD Entity to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental authority or third person.

3.3     Additional Matters.

(a)     The GP LLC Interest represents all of the issued and outstanding limited liability company interests in the General Partner and MRD is the sole member of the General Partner, and there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in the General Partner, and there are no outstanding options, warrants or similar rights to purchase or acquire any equity interest in the General Partner.

(b)     The Beta Interest represents all of the issued and outstanding limited liability company interests in Beta and MRD is the sole member of Beta, and there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in Beta, and there are no outstanding options, warrants or similar rights to purchase or acquire any equity interests in Beta. The Services Interest represents all of the issued and outstanding limited liability company interests in Services and MRD is the sole member of Services, and there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in Services, and there are no outstanding options, warrants or similar rights to purchase or acquire any equity interests in Services.

(c)     MRD owns and has good and valid title to the GP LLC Interest, free and clear of any and all liens, encumbrances or claims (other than any transfer restrictions imposed by federal and state securities laws and liens or encumbrances imposed by agreements to which the Partnership is party, collectively referred to as “Permitted Liens”). Pursuant to this Agreement and the GP LLC Interest Assignment, the Partnership shall acquire good and valid title to the GP LLC Interest, free and clear of any liens, encumbrances or claims other than Permitted Liens, and immediately following the Closing the Partnership will be the sole member of the General Partner. The General Partner owns and has good and valid title to the General Partner Interest (and immediately following the Closing will continue to own and have good and valid title to the General Partner Interest) and 50% of the Incentive Distribution Rights, free and clear of any and all liens, encumbrances or claims other than Permitted Liens. Pursuant to the LLCs Assignment, the Partnership shall acquire good and valid title to the LLC Interests free and clear of any liens, encumbrances or claims other than Permitted Liens, and immediately following execution and delivery of the LLCs Assignment the Partnership will be the sole member of the LLCs.

(d)     Except as disclosed on Exhibit G, there are no liabilities or obligations of any MRD Entity (other than the LLCs and the General Partner) or pending or threatened claims of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, and, to MRD’s Knowledge, there are no liabilities or obligations of the LLCs or the General Partner or pending or threatened claims of any nature (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings that would, individually or in the aggregate, reasonably be expected to accrue to any of the LLCs, the General Partner or the Partnership as a result of this Agreement or the consummation of the Transactions. For purposes of this Agreement, “MRD’s Knowledge” means the actual conscious knowledge of Jay Graham, Larry Forney, Gregory Robbins and Andrew Cozby.

(e)     The General Partner owns no assets other than the General Partner Interest and 50% of the Incentive Distribution Rights, and conducts no business other than being the general partner of the Partnership. The General Partner does not have, and has never had, any employees.

(f)     Except as indicated in Schedule A, the General Partner has no material indebtedness or obligations (whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise (referred to herein as “Obligations”)) other than liabilities of the Partnership and the liabilities associated with serving as the general partner of the Partnership. Except as indicated in Schedule A, the General Partner is not party to any material contract, agreement, instrument or commitment, written or oral, to which the Partnership is not also a party.

(g)     For purposes of this Section 3.3(g), “Tax Returns” means returns, reports, exhibits, schedules, information statements and other documentation filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns; and “Tax” or “Taxes” mean any and all federal, state, local, foreign and other taxes of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto). Each of the LLCs and the General Partner has filed when due (taking into account any extensions of time within which to file) all Tax Returns required by applicable law to be filed with respect to it or with respect to the ownership or operation of its assets and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; all Taxes due and owing by the LLCs and the

General Partner on or prior to date hereof have been paid (except for Taxes that are being contested in good faith); there is no action, suit, proceeding, investigation, audit or claim now pending against any of the LLCs or the General Partner in respect of any material Tax assessment; no written claim has been made by any Tax authority of a jurisdiction in which any of the LLCs or the General Partner does not currently file a Tax Return that any of the LLCs or the General Partner is subject to Tax by such jurisdiction; neither any of the LLCs nor the General Partner has granted any extension of time within which to pay its Taxes or file its Tax Returns which extension remains in effect; and neither any of the LLCs nor the General Partner has waived or extended any applicable statute of limitations for the assessment or collection of Taxes of it which waiver or extension remains in effect. Each of the LLCs and the General Partner has, since formation, been classified as a disregarded entity for federal income tax purposes. There are no transfer taxes arising under applicable federal or state law resulting from the Transactions.

(h)     Beta has no material assets or indebtedness or Obligations other than those associated with the ownership and/or operation of the assets and properties owned by Rise Energy Operating, LLC, a Delaware limited liability company, Rise Energy Minerals, LLC, a Delaware limited liability company, Rise Energy Beta, LLC, a Delaware limited liability company, and San Pedro Bay Pipeline Company, a California corporation (the “Beta Assets”). All of Beta’s employees are employed in connection with the ownership and/or operation of the Beta Assets. MRD has not transferred any assets to Services, and has not caused Services to assume or incur any Obligations or liabilities, other than as set forth in Exhibit G or consented to by the Partnership in writing.

(i)     Except with respect to Tax matters (which are provided for in Section 3.3(g)), to MRD’s Knowledge, the businesses of the LLCs and the General Partner have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all governmental authorities having jurisdiction over any of the LLCs and the General Partner and their assets, properties and business.

(j)     Except as disclosed on Exhibit G, there are no judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings pending or threatened against or involving any MRD Entity (other than the LLCs and the General Partner) or, to MRD’s Knowledge, the LLCs or the General Partner, or any order, judgment, injunction or decree outstanding against any MRD Entity (other than the LLCs and the General Partner) or, to MRD’s Knowledge, the LLCs or the General Partner, that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the assets, properties, business, operations or financial condition of any of the LLCs, the General Partner, the Partnership or the GP LLC Interest.

(k)     No MRD Entity (other than Services) nor, to MRD’s Knowledge, Services, has employed the services of any investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby for which any of the General Partner, the LLCs, the Partnership or any of its subsidiaries would have any obligation or liability, other than Evercore Group L.L.C., financial advisor to the Partnership Conflicts Committee.

(l)     With respect to MRD’s performance of the “Services” set forth in the Omnibus Agreement, MRD has not engaged in any action or failure to take action that, to MRD’s Knowledge, constitutes bad faith, fraud, gross negligence, willful misconduct or criminal conduct.

(m)     The MRD Conflicts Committee retained Simmons & Company International (“Simmons”) to serve as independent financial advisor to the MRD Conflicts Committee to assist the MRD Conflicts Committee in evaluating the Transactions, and Simmons has issued a fairness opinion to the MRD Conflicts Committee relating to the Transactions in the form requested by the MRD Conflicts Committee.

ARTICLE IV

PARTNERSHIP REPRESENTATIONS AND WARRANTIES

The Partnership hereby represents and warrants to MRD that the statements in this ARTICLE IV are true and correct.

4.1     Due Formation; Authority; Enforceability.

(a)     The Partnership has been duly formed and is validly existing and in good standing as a limited partnership under the laws of the State of Delaware with all limited partnership power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except where the failure to have such power and authority would not have a material adverse effect on the ability of the Partnership to consummate the Transactions. The Partnership is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of the Partnership to consummate the Transactions.

(b)     The Partnership has the legal capacity and authority to execute and deliver each Transaction Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions.

(c)     Each Transaction Agreement has been duly executed and delivered by the Partnership, and, assuming the due authorization, execution and delivery hereof or thereof by each other party hereto or thereto, each Transaction Agreement constitutes the legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its respective terms, except as enforcement of any Transaction Agreement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law).

4.2     Absence of Conflicts; Consents.

(a)     The execution and delivery by the Partnership of the Transaction Agreements does not, and the consummation of the Transactions and the compliance by the Partnership with any of the provisions hereof and thereof does not and will not, (i) conflict with or violate, or constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a lien on any of the properties or assets of any Partnership Entity, with respect to any contract or other obligation to which any Partnership Entity is party or by which any Partnership Entity or any of its assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or liens that would not reasonably be expected to have a material adverse effect on the ability of the Partnership to perform its obligations under any Transaction Agreement or the business of the Partnership Entities or (ii) conflict with or violate in any material respect any law, rule, regulation, proceeding or judgment applicable to or binding on any Partnership Entity or by which any of the Partnership Entities’ assets or properties is bound or subject.

(b)     The execution and delivery by the Partnership of the Transaction Agreements does not, and consummation of the transactions contemplated hereby or thereby and the compliance by the Partnership with any of the provisions hereof or thereof does not and will not, require the Partnership to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental authority or third person.

4.3     Additional Matters.

(a)     The Partnership Conflicts Committee retained Evercore Group L.L.C. to serve as independent financial advisor to the Partnership Conflicts Committee to assist the Partnership Conflicts Committee in evaluating the Transactions, and Evercore Group L.L.C. has issued a fairness opinion to the Partnership Conflicts Committee relating to the Transactions in the form requested by the Partnership Conflicts Committee.

(b)     The Transactions have been approved by Special Approval (used herein as defined in the Partnership Agreement), and such Special Approval has not been modified or withdrawn at or before Closing.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier of the Closing or the termination of this Agreement:

5.1     General. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying the conditions to closing set forth in ARTICLE VI for which it is responsible or otherwise in control.

5.2     General Partner LLC Agreement. Except as provided herein, MRD shall not amend or modify the General Partner LLC Agreement without the prior written consent of the Partnership.

5.3     Partnership Board. MRD shall not remove (other than for cause), or replace any members of the Partnership Board or appoint any new members to the Partnership Board without the prior written consent of the Partnership.

ARTICLE VI

CONDITIONS TO CLOSE

6.1     Conditions to Obligation of MRD. The obligation of MRD to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by MRD at or prior to the Closing of each of the following conditions:

(a)     The representations and warranties of the Partnership in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) as of the Closing as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date;

(b)     The Partnership shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants, and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by the Partnership prior to or at Closing;

(c)     The LLCs Assignment shall have been executed and delivered by the Partnership and the transactions contemplated by the LLCs Assignment shall have been consummated;

(d)     The Partnership shall have timely delivered all items required to be delivered at Closing pursuant to Section 1.5; and

(e)     The Change in Control Agreements between each of John A. Weinzierl and William J. Scarff and MRD shall have been terminated.

6.2     Conditions to Obligation of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by the Partnership at or prior to the Closing of each of the following conditions:

(a)     The representations and warranties of MRD in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) as of the Closing as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date;

(b)     MRD shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants, and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by MRD prior to or at Closing;

(c)     The LLCs Assignment shall have been executed and delivered by MRD and the transactions contemplated by the LLCs Assignment shall have been consummated;

(d)     The General Partner LLC Agreement Amendment shall have been executed by MRD;

(e)     Each consent, license, permit, approval, waiver, authorization or order of, or filing with or notification to, any governmental authority or third person set forth on Schedule B shall have been obtained;

(f)     The employees listed under “MRD Employees” on Attachment G-1 to Exhibit G shall have been transferred from MRD to Services; and

(g)     MRD shall have timely delivered all items required to be delivered at Closing pursuant to Section 1.4.

ARTICLE VII

TERMINATION

7.1     Termination of this Agreement. The Parties may terminate this Agreement, as provided below:

(a)     MRD and the Partnership may terminate this Agreement by mutual written consent at any time before the Closing;

(b)     MRD or the Partnership may terminate this Agreement upon delivery of written notice to the other Party if the Closing has not occurred on or before July 31, 2016, provided that the Party delivering such notice will not have caused such failure to close;

(c)     MRD may terminate this Agreement by giving written notice to the Partnership at any time prior to the Closing in the event of any inaccuracy, violation or breach any representation, warranty, or covenant of the Partnership contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any inaccuracy, violation or breach); and

(d)     The Partnership may terminate this Agreement by giving written notice to MRD at any time prior to the Closing in the event of any inaccuracy, violation or breach any representation, warranty, or covenant of MRD contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any inaccuracy, violation or breach).

7.2     Effect of Termination. Except for the obligations under this ARTICLE VII and ARTICLE XI, if any Party terminates this Agreement pursuant to Section 7.1 prior to the Closing, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party and except that termination of this Agreement will not affect any liability of any Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions of this Agreement surviving termination.

ARTICLE VIII

TERMINATION OF THE OMNIBUS AGREEMENT

8.1     Termination of Omnibus Agreement. Subject to the immediately following sentence, effective as of 12:00:01 a.m. on the Closing Date, MRD, the General Partner, and the Partnership hereby forever fully and completely terminate the Omnibus Agreement and all rights, duties, interests, and obligations thereunder, and each of MRD, the General Partner, and the Partnership waive any and all of their rights under the Omnibus Agreement and agree that none of MRD, the General Partner, and the Partnership, or any of their respective successors or assigns, shall have any further rights, duties, interests, or obligations under the Omnibus Agreement of any kind or any nature whatsoever. Notwithstanding anything to the contrary in the previous sentence, in connection with such termination, MRD, the General Partner, and the Partnership agree as follows:

(a)     Schedule C-1 identifies the amount owed by the Partnership to MRD pursuant to the Omnibus Agreement as of March 31, 2016 (the “March 2016 Omnibus Amount”). The Partnership agrees to pay the March 2016 Omnibus Amount at Closing. Schedule C-2 sets forth the categories of services to be provided by MRD and the cost allocation for such services under the Omnibus Agreement for the period beginning on April 1, 2016 and ending on the Closing Date. To the extent that the Partnership owes MRD any additional amounts under the Omnibus Agreement accrued after March 31, 2016 and on or prior to the Closing Date, MRD will give notice to the Partnership of such amounts in accordance with the terms of the Omnibus Agreement and the Partnership will pay such amounts in accordance with, and subject to the terms of, the Omnibus Agreement;

(b)     To the extent that MRD is entitled to indemnification under Section 6.2 of the Omnibus Agreement for events or actions occurring prior to the date hereof, MRD will remain entitled to indemnification thereunder in accordance with, and subject to the terms of, the Omnibus Agreement;

(c)     Notwithstanding Sections 6.5 and 8.3 of the Omnibus Agreement, no provision of the Omnibus Agreement shall survive its termination pursuant to this Agreement except for the following:

(i)

Sections 5.1, 5.2 and 5.3 of the Omnibus Agreement shall survive such termination until the Partnership pays MRD for any amounts owed pursuant to the Omnibus Agreement for any calendar quarter ending prior to the Closing Date and for the calendar quarter during which the Closing Date occurs;

(ii)	The confidentiality provisions of Article VII of the Omnibus Agreement shall survive such termination for two years from the Closing Date; and

(iii)

Articles I and XI of the Omnibus Agreement shall survive such termination to the extent that such provisions apply to any of the provisions of the Omnibus Agreement set forth in clauses (i)—(ii) above.

ARTICLE IX

INDEMNIFICATION

9.1     Indemnification by MRD. Subject to the other provisions of this ARTICLE IX, after the Closing MRD shall indemnify the Partnership Entities, and each of their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders, and members (“Partnership Indemnitees”) from and against any losses, damages, liabilities, Obligations, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’, accountants’ and experts’ fees), of any kind or character (collectively, “Losses”), suffered by such Partnership Indemnitees arising out of or related to the inaccuracy or breach of any representation or warranty made by MRD in ARTICLE III.

9.2     Indemnification by the Partnership.

(a)     Subject to the other provisions of this ARTICLE IX, after the Closing the Partnership shall indemnify the MRD Entities and each of their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders, and members (“MRD Indemnitees”) from and against any Losses suffered by such MRD Indemnitees arising out of or related to (i) the breach of any representation or warranty made by the Partnership in ARTICLE IV or (ii) the formation and organization of Services.

(b)     Subject to the other provisions of this ARTICLE IX, after the Closing the Partnership shall indemnify MRD, its subsidiaries, and each of their respective officers, managers, employees, agents, representatives, controlling Persons, stockholders, and members from and against any and all Losses arising out of or in any way relating to the ownership and/or operation of the assets or business of the Partnership Entities, whether before or after the date hereof.

9.3     Limitations. MRD shall not be liable under Section 9.1 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of MRD contained in ARTICLE III, if any of John A. Weinzierl, William J. Scarff, Christopher S. Cooper, Robert L. Stillwell, Jr., William Nivens (for purposes of Sections 3.3(d), 3.3(i) and 3.3(j)) and/or Stuart Aldous, had actual conscious knowledge of such inaccuracy or breach on the date hereof. MRD shall not be liable under Section 9.1 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of MRD contained in Section 3.3(l) except to the extent MRD would have been liable to the Partnership for such Losses under Section 6.1 of the Omnibus Agreement. Except for any Losses based upon or arising out of any inaccuracy in or breach of the representations or warranties in Section 3.3(l), which shall not be subject to any cap, MRD shall not be liable under Section 9.1 for any Losses in excess of $1.4 million.

9.4     Indemnification. Each of the General Partner and the Partnership hereby agrees that, and each shall take all actions necessary so that, all rights to exculpation, indemnification and advancement of expenses now existing in favor of any MRD Entity, any Released MRD Party or any Indemnitee (as defined in the Partnership Agreement) (each of the foregoing, an “Indemnified Person”), as the case may be, as provided in the Partnership Agreement, the Third Amended and Restated Limited Liability Company Agreement of the General Partner or the respective organizational or governing documents of any Partnership Entity shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing, each of the Partnership and the General Partner shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Partnership’s, the General Partner’s and any Partnership Entity’s organizational or governing documents as in effect immediately prior to the Closing, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any Indemnified Person; provided, however, that all such rights in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. The provisions of this Section 9.4 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each Indemnified Person.

9.5     Sole and Exclusive Remedy. Except as may be required to enforce post-closing covenants, except as otherwise provided in ARTICLE XI and except in the event of “willful misconduct” as defined in 12 Del. C. 3301(g) or intentional fraud, after the Closing the indemnification rights in this ARTICLE IX shall be, to the fullest extent permitted by law, the sole and exclusive remedy of the Partnership Indemnitees and the MRD Indemnitees with respect to this Agreement and the transactions contemplated hereby; provided that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the covenants made by such other Party herein.

ARTICLE X

RELEASES

10.1     Release by the MEMP Releasing Parties.

 (a)     As a condition to MRD’s willingness to enter into this Agreement, effective as of the Closing, each of Beta, MEMP Operating, Services, the General Partner and the Partnership, each on behalf of itself and on behalf of its controlled affiliates and subsidiaries and successors and assigns (each of Beta, MEMP Operating, Services, the General Partner, the Partnership and each of their controlled affiliates and subsidiaries and successors and assigns, a “MEMP Releasing Party”) (with each of Beta, MEMP Operating, Services, the General Partner and the Partnership hereby agreeing to cause its controlled affiliates and subsidiaries to comply with the terms of this Section 10.1) (i) releases, acquits and forever discharges the Released MRD Parties from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that any MEMP Releasing Party might have because of anything done, omitted, suffered or allowed to be done by any Released MRD Party on or before the Closing, including pursuant to, in connection with or by reason of the negotiation, execution or consummation of this Agreement, the Partnership Agreement, the Omnibus Agreement or any other agreement, understanding, representation or promise by, between or among any Released MRD Party, on the one hand, and any MEMP Releasing Party, on the other hand, in each case whether heretofore or hereafter accruing, whether foreseen or unforeseen and whether known or unknown to any MEMP Releasing Party, including without limitation, any claim for indemnification, contribution or other relief (collectively, the “Released MEMP Matters”); provided that Released MEMP Matters shall not include any Excluded MEMP Matters, (ii) agrees never to commence, aid or participate in a manner adverse to any Released MRD Party in any legal action or other proceeding based in whole or in part upon any Released MEMP Matters, (iii) acknowledges and agrees that this release shall apply to all unknown or unanticipated results of any action of any Released MRD Party, as well as those known and anticipated, (iv) acknowledges and agrees that no MEMP Releasing Party shall, directly or indirectly, make or permit to be made any claim related to the Released MEMP Matters against any person that has a right to seek indemnification, contribution or other relief for such claim from any Released MRD Party and that if any MEMP Releasing Party makes or permits to be made such a claim and a Released MRD Party notifies the Partnership of such obligation, the Partnership shall promptly, but no later than three days following such notice, withdraw or cause to be withdrawn all such claims with prejudice and enter into or cause to be entered into a release thereof in form and substance acceptable to the Released MRD Party, (v) acknowledges and agrees that each of Beta, MEMP Operating, Services, the General Partner and the Partnership has provided the release in this Section 10.1 voluntarily, with the intention of fully and finally extinguishing all Released MEMP Matters and (vi) acknowledges and agrees that a MEMP Releasing Party may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accept and assume the risk of such possible differences in fact, agree that this release shall be and remain effective, notwithstanding any such differences and hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledge that they understand the significance and potential consequence of such a release of unknown claims. In furtherance thereof, and without limiting the foregoing, the MEMP Releasing Parties expressly waive any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code (“Section 1542”) and by any similar provision of the applicable laws of any other jurisdiction, including California, Delaware and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

 (b)     Each of Beta, MEMP Operating, Services, the General Partner and the Partnership represents that this release is executed voluntarily with full knowledge of its significance and legal effect, consents that the claims released hereunder be construed as broadly as possible and acknowledges and agrees that it has not relied, in whole or in part, on any statements or representations made by or on behalf of any Released MRD Parties in connection herewith or otherwise and that each of Beta, MEMP Operating, Services, the General Partner and the Partnership has consulted independent legal counsel prior to execution hereof. The release contained in this Section 10.1 shall also be deemed to be a covenant not to sue, effective as of the Closing. Any breach of this covenant by a MEMP Releasing Party not to sue shall be deemed a breach of this Agreement by the Partnership.

 (c)     For purposes of this Agreement, “Released MRD Parties” means (i) MRD and its affiliates and associates; (ii) each current, former and future holder of any stock, equity, voting, partnership, limited liability company or other interest in MRD or any of its affiliates or associates, (iii) each current, former and future controlling person, director, officer, employee, member, manager, general or limited partner, controlling stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of MRD or any of its affiliates or associates and (iv) each current, former and future holder of any stock, equity, voting, partnership, limited liability company or other interest, controlling person, director, officer, employee, member, manager, general or limited partner, controlling stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of any of the foregoing in this Section 10.1(c).

 (d)     For purposes of this Agreement, “Excluded MEMP Matters” means (i) any claim by the Partnership to enforce this Agreement, (ii) any claim by the Partnership to enforce the provisions of the Omnibus Agreement that have not been terminated pursuant to ARTICLE VIII of this Agreement or otherwise terminated prior to the Closing , (iii) any claim by the Partnership to enforce any of the Transaction Agreements or (iv) any claim by the Partnership to enforce the IDR Assignment against NGP or the Agreement Regarding Assignment of Incentive Distribution Rights, dated as of the date hereof, between the Partnership and NGP, against NGP.

10.2     Release by MRD.

 (a)     As a condition to the Partnership’s willingness to enter into this Agreement, effective as of the Closing, MRD, on behalf of itself, each of its controlled affiliates and its subsidiaries (other than the Partnership Entities) and each of the foregoing’s successors and assigns (each, a “MRD Releasing Party”) (with MRD hereby agreeing to cause each MRD Releasing Party to comply with the terms of this Section 10.2) (i) releases, acquits and forever discharges the Released MEMP Parties from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that any MRD Releasing Party might have because of anything done, omitted, suffered or allowed to be done by any Released MEMP Party on or before the Closing, including pursuant to, in connection with or by reason of the negotiation, execution or consummation of this Agreement, the Partnership Agreement, the Omnibus Agreement or any other agreement, understanding, representation or promise by, between or among any Released MEMP Party, on the one hand, and any MRD Releasing Party, on the other hand, in each case whether heretofore or hereafter accruing, whether foreseen or unforeseen and whether known or unknown to any MRD Releasing Party, including without limitation, any claim for indemnification, contribution or other relief (collectively, the “Released MRD Matters”); provided that Released MRD Matters shall not include any Excluded MRD Matters, (ii) agrees never to commence, aid or participate in a manner adverse to any Released MEMP Party in any legal action or other proceeding based in whole or in part upon any Released MRD Matters, (iii) acknowledges and agrees that this release shall apply to all unknown or unanticipated results of any action of any Released MEMP Party, as well as those known and anticipated, (iv) acknowledges and agrees that no MRD Releasing Party shall, directly or indirectly, make or permit to be made any claim related to the Released MRD Matters against any person that has a right to seek indemnification, contribution or other relief for such claim from any Released MEMP Party and that if any MRD Releasing Party makes or permits to be made such a claim and a Released MEMP Party notifies MRD of such obligation, MRD shall promptly, but no later than three days following such notice, withdraw or cause to be withdrawn all such claims with prejudice and enter into or cause to be entered into a release thereof in form and substance acceptable to the Released MEMP Party, (v) acknowledges and agrees that MRD has provided the release in this Section 10.2 voluntarily, with the intention of fully and finally extinguishing all Released MRD Matters and (vi) acknowledges and agrees that a MRD Releasing Party may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accept and assume the risk of such possible differences in fact, agree that this release shall be and remain effective, notwithstanding any such differences and hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledge that they understand the significance and potential consequence of such a release of unknown claims. In furtherance thereof, and without limiting the foregoing, the MRD Releasing Parties expressly waive any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code (“Section 1542”) and by any similar provision of the applicable laws of any other jurisdiction, including California, Delaware and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims. Section 1542 provides:

 A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE  CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT  THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM,  MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE  DEBTOR.

 (b)     MRD represents that this release is executed voluntarily with full knowledge of its significance and legal effect, consents that the claims released hereunder be construed as broadly as possible and acknowledges and agrees that it has not relied, in whole or in part, on any statements or representations made by or on behalf of any Released MEMP Parties in connection herewith or otherwise and that MRD has consulted independent legal counsel prior to execution hereof. The release contained in this Section 10.2 shall also be deemed to be a covenant not to sue, effective as of the Closing. Any breach of this covenant by a MRD Releasing Party not to sue shall be deemed a breach of this Agreement by MRD.

 (c)     For purposes of this Agreement, “Released MEMP Parties” means (i) the Partnership and its affiliates and associates; (ii) each current, former and future holder of any stock, equity, voting, partnership, limited liability company or other interest in the Partnership or any of its affiliates or associates, (iii) each current, former and future controlling person, director, officer, employee, member, manager, general or limited partner, controlling stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of the Partnership or any of its affiliates or associates and (iv) each current, former and future holder of any stock, equity, voting, partnership, limited liability company or other interest, controlling person, director, officer, employee, member, manager, general or limited partner, controlling stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of any of the foregoing in this Section 10.2(c).

 (d)     For purposes of this Agreement, “Excluded MRD Matters” means (i) any claim by MRD to enforce this Agreement, (ii) any claim by any MRD Releasing Party to enforce the provisions of the Omnibus Agreement that have not been terminated pursuant to ARTICLE VIII of this Agreement or otherwise terminated prior to the Closing, (iii) any general partner, director, officer, employee or agent indemnification or advancement rights (or similar rights) provided under the Partnership Agreement, the Transition Services Agreement or any other organizational documents of the General Partner, the Partnership or their respective controlled affiliates or subsidiaries and any other such indemnification or advancement rights provided by law, and (iv) any claim by MRD to enforce any of the Transaction Agreements.

ARTICLE XI

MISCELLANEOUS

11.1     Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign any of the rights, or delegate any of the obligations, created under this Agreement without the prior written consent of the other Parties.

11.2     Fees and Expenses. Notwithstanding Article V of the Omnibus Agreement and except as set forth in the Transition Services Agreement, all legal, accounting and other fees, costs and expenses of a Party incurred in connection with this Agreement and the matters contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

11.3     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if personally delivered, e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Parties as provided below, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

If to the Partnership and/or the General Partner, at

Memorial Production Partners GP LLC

500 Dallas Street, Suite 1600

Houston, TX 77002

Attn: General Counsel

If to MRD, at

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, TX 77002

Attn: General Counsel

11.4     Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the other Transaction Agreements, represents the entire understanding of the Parties with reference to the matters contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for the rights to indemnification expressly set forth in ARTICLE IX and the releases expressly set forth in ARTICLE X, nothing in this Agreement (express or implied) is intended to confer upon any person or entity, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5     Exclusivity of Representations and Warranties. MRD hereby agrees that the representations and warranties made by the Partnership in ARTICLE IV are the exclusive representations and warranties made by the Partnership in connection with the transactions contemplated hereby. The Partnership hereby disclaims, and MRD hereby agrees that MRD is not relying upon, any other express or implied representations or warranties, whether written or oral. The Partnership hereby agrees that the representations and warranties made by MRD in ARTICLE III are the exclusive representations and warranties made by MRD in connection with the transactions contemplated hereby. MRD hereby disclaims, and the Partnership hereby agrees that the Partnership is not relying upon, any other express or implied representations or warranties, whether written or oral.

11.6     Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of Parties.

11.7     Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.8     Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

11.9     Signatures and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

11.10     Enforcement of Agreement; Damages. Subject to Section 9.5, the Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 9.5, it is accordingly agreed that the Parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof that would call for the application of the laws of any other jurisdiction (except to the extent that mandatory provisions of federal law govern). Each of the Parties hereto agrees that this Agreement involves at least U.S. $100,000.00 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. The Parties agree that any suit, action or proceeding between or among the Parties seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the matters contemplated hereby shall be brought in any state court located in the State of Delaware or, if no state court located in the State of Delaware has jurisdiction with respect to such matter, in a federal court located in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that, to the fullest extent permitted by law, service of process on such Party at the addresses provided in Section 11.3 shall be deemed effective service of process on such Party. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

11.12     Construction. In interpreting and construing this Agreement, the following principles shall be followed:

   (a)     If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.

   (b)     Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

   (c)     Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

   (d)     The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

   (e)     Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

   (f)     Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

   (g)     References to any laws shall be deemed also to include all rules and regulations promulgated thereunder and shall refer to such laws, rules and regulation as amended from time to time and include any successor legislation thereto as currently in effect or with regard to any violation or alleged violation of laws, as in effect at the time of such violation or alleged violation.

   (h)     Any reference to “$” or “dollars” means United States Dollars.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed by the parties hereto as of the date first written above.

MEMORIAL PRODUCTION PARTNERS LP

By: MEMORIAL PRODUCTION PARTNERS GP LLC, its general partner

By:	/s/ John A. Weinzierl

Name:	John A. Weinzierl

Title:	Chief Executive Officer

MEMORIAL RESOURCE DEVELOPMENT CORP.

By:	/s/ Jay Graham

Name:	Jay Graham

Title:	CEO

MEMORIAL PRODUCTION PARTNERS GP LLC, for the limited purposes set forth in ARTICLE VIII, Section 9.4 and Section 10.1

By:	/s/ John A. Weinzierl

Name:	John A. Weinzierl

Title:	Chief Executive Officer

MEMORIAL PRODUCTION OPERATING LLC, for the limited purposes set forth in Section 10.1

By: MEMORIAL PRODUCTION PARTNERS LP, its sole member

By: MEMORIAL PRODUCTION PARTNERS GP LLC, its general partner

By:	/s/ John A. Weinzierl

Name:	John A. Weinzierl

Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

BETA OPERATING COMPANY, LLC, for the limited purposes set forth in Section 10.1

By:	/s/ Kyle N. Roane

Name:	Kyle N. Roane

Title:	General Counsel

MEMP SERVICES LLC, for the limited purposes set forth Section 10.1

By:	/s/ John A. Weinzierl

Name:	John A. Weinzierl

Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

Exhibits

Exhibit A – Form of LLCs Assignment

Exhibit B – Form of General Partner LLC Agreement Amendment

Exhibit C – Form of Transition Services Agreement

Exhibit D – Form of GP LLC Interest Assignment

Exhibit E – Form of MRD Officer’s Certificate

Exhibit F – Form of Partnership Officer’s Certificate

Exhibit G – Partnership Transfer Matters

Schedules

Schedule A – MRD Party Consents

Schedule B – Required Consents

Schedule C-1 – Omnibus Agreement as of March 31, 2016

Schedule C-2 – Omnibus Agreement between March 31, 2016 and Closing